Exhibit 4.2

DESCRIPTION OF THE COMPANY’S COMMON STOCK

Description of the Company’s Common Stock Registered
Under Section 12 of the Securities Exchange Act of 1934
The following summary of Matrix Service Company’s common stock is based on and qualified by the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Second Amended and Restated Bylaws (“Bylaws”). For a complete description of the terms and provisions of the Company’s common stock, refer to the Certificate of Incorporation and Bylaws, both of which are filed as exhibits to this Annual Report on Form 10-K.

Authorized Capital
Currently we have authority to issue 60,000,000 shares of common stock, $0.01 par value per share. The outstanding shares of our common stock are fully paid and nonassessable. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.
Voting Rights
The holders of shares of common stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of common stock do not have cumulative voting rights with respect to the election of directors or as to any other matter to be voted upon by the holders of common stock. The vote of the holders of a majority of the issued and outstanding shares of our common stock is required to amend our restated certificate of incorporation, except that the vote of the holders of at least 66-2/3% of the issued and outstanding shares of our common stock is required to amend the provisions in our restated certificate of incorporation that:

•	authorize our board of directors to issue rights entitling the holders thereof to purchase from us shares of capital stock or other securities;

•	prohibit stockholders from taking action by written consent;

•	require the Chairman of our board of directors to call a special meeting of stockholders only upon the request of a majority of the members of our board of directors;

•
limit the business to be conducted at any special meeting of stockholders to that business presented by the Chairman of the board of directors only upon the request of a majority of the members of our board of directors; and

•
subject to the rights of holders of a series of preferred stock to elect additional directors under certain circumstances, limit the number of members of the board of directors to not less than three nor more than 15 as may from time to time be provided in our Bylaws or increased or decreased from time to time as prescribed in our Bylaws.

Our Bylaws may be amended by our board of directors without the vote or consent of the holders of our common stock.
Dividend and Liquidation Rights
Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors in its discretion from funds legally available. In the event of a liquidation, dissolution, or winding up of our Company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.
Our credit agreement limits the amount of cash dividends we can pay on our common stock.

Diminution of Rights of Common Stock
The voting, dividend and liquidation rights of the holders of our common stock may be materially adversely diminished by the terms of any series of preferred stock that we may issue in the future. Our restated certificate of incorporation currently authorizes our board of directors to issue up to 5,000,000 shares of one or more series of preferred stock having such rights, privileges and preferences as may be determined by our board of directors in its discretion without the vote, consent or approval of our common stock.
Anti-Takeover Provisions
Provisions of the Delaware General Corporation Law (“DGCL”) and of our Certificate of Incorporation and Bylaws may delay, defer or prevent a change of control of our Company.
Delaware General Corporation Law
The DGCL provides certain restrictions on business combinations involving interested parties. Under the DGCL, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Our board of directors could rely on this provision of the DGCL to prevent or delay an acquisition of us.
Certificate of Incorporation and Bylaws
Our board of directors has the authority granted to it in our Certificate of Incorporation to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights of those shares, without any further vote or action by our stockholders. The purpose of authorizing the board of directors to determine the price, rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and, under certain circumstances, make it more difficult for a third party to gain control of us.
Our stockholders must give written notice to nominate a candidate for director or present a proposal to stockholders to be considered at the meeting, which must be delivered to us not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Any such recommendation should be accompanied by a written statement from the person recommended, giving his or her consent to be named as a nominee and, if nominated and elected, to serve as a director. The written notice should also be accompanied by a completed director nominee questionnaire in the form required by the Company and a completed and signed written representation and agreement (executed by the nominee in the form provided by the Secretary of the Company upon written request) that such person:

•
 is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director, with such person’s fiduciary duties under applicable law;

•
is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Company;

•
would be in compliance, if elected as a director, and will comply with, applicable law and all applicable publicly disclosed corporate governance, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines of the Company;

•
will tender, promptly following such person’s election or reelection, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board, in accordance with the Board’ policies or guidelines on director elections; and

•	intends to serve a full term if elected as a director of the Company.
The written notice must also set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

•	the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner;

•	the class and number of shares of capital stock of the Company that are owned beneficially and held of record by such stockholder and such beneficial owner;

•
the investment strategy or objective, if any, of such stockholder and its associated person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such associated person;

•
the disclosure of any short positions or other derivative positions relating to the Company’s shares of such stockholder and such beneficial owner, such information to be updated to reflect any material change in such positions through the time of the annual meeting;

•
a description of any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or such beneficial owner has a right to vote any shares of any security of the Company;

•
a representation that such stockholder is a holder of record of the Company’s stock entitled to vote at such meeting, will continue to be so through the date of the meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

•
a representation as to whether such stockholder or beneficial owner intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Company’s outstanding stock required to approve or adopt the proposal or to elect each such nominee;

•	the class and number of any security of any entity that was publicly disclosed as a peer by the Company; and

•	a description of any agreement, arrangement or understanding with respect to the nomination or other business between or among such stockholder, beneficial owner or any other person.
Stockholders do not have the right to call special meetings of stockholders. Only the Chairman of our board of directors upon the request of a majority of the board of directors may call a special meeting of stockholders. The only business that may be conducted at a special meeting of stockholders is the business presented at the meeting by the Chairman of our board of directors upon the request of a majority of the members of our board of directors. Actions may not be taken by stockholders by written consent in lieu of a meeting of stockholders.
The above provisions contained in our Certificate of Incorporation and Bylaws are intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by them and to discourage certain types of transactions that may involve an actual or threatened change in control of our Company in a manner deemed by our board of directors to not be in the best interests of our stockholders. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy contests. However, these provisions could have the effect of discouraging others from making tender offers for our shares and also may have the effect of preventing changes in our Company or management.